Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This AGREEMENT (“Agreement”) is entered into between ICO Global Communications (Operations) Limited (“ICO Operations”) and Pendrell Corporation (formerly ICO Global Communications (Holdings) Limited) (“Pendrell”) (collectively “ICO Parties”) and Eagle River Investments, LLC (“Eagle River”), on the one hand, and Boeing Satellite Systems International, Inc. (“BSSI”), and The Boeing Company (“Boeing”) (collectively, the “Boeing Parties,” and collectively with the ICO Parties and Eagle River, the “Parties”), on the other hand, and is entered into as of June 25, 2012 (“Agreement”).

WHEREAS (1) BSSI filed a civil action in the Los Angeles County Superior Court entitled Boeing Satellite Sys. Int’l, Inc. v. ICO Global Comm’ns (Operations) Ltd., Case No. BC 320115, and ICO Operations filed cross-complaints (and amendments thereto) in that action against BSSI and Boeing and BSSI filed a cross-complaint (and amendments thereto) against ICO Operations, Pendrell, and Eagle River; (2) a judgment was rendered by the trial court in favor of ICO Operations on certain of its claims in its cross-complaint; (3) the Boeing Parties appealed the judgment to the California Court of Appeal; (4) on April 13, 2012, the Court of Appeal reversed the judgment in favor of ICO Operations on its claims and ordered entry of judgment in favor of the Boeing Parties on all claims asserted by ICO Operations; (5) on May 8, 2012, the Court of Appeal denied ICO Operation’s petition for rehearing; and (6) ICO Operations filed a Petition for Review (“Petition for Review”) in the Supreme Court of California on May 23, 2012 (all of these proceedings being hereinafter referred to as the “Action”);

WHEREAS in consideration of the Action and the allegations therein and the consideration set forth herein, and without any of the Parties admitting any fault or liability (which fault and liability are expressly denied), the Parties are willing to resolve their differences and enter into a settlement agreement as set forth herein;

NOW THEREFORE, the Boeing Parties, the ICO Parties, and Eagle River, each intending to be legally bound by this Agreement, agree as follows:

Terms and Conditions

1.	On June 25, 2012, the ICO Parties shall file a formal request with the California Supreme Court to withdraw and/or dismiss its Petition for Review with prejudice and remand the case for issuance of remittitur. The request shall state that the parties have settled their dispute, that the ICO Parties have released all claims related in any way to the litigation, and that there is no longer a case or controversy for the California Supreme Court to review.

2.	The Parties shall take all such further steps as may be necessary to ensure that the decision of the Court of Appeal issued on April 13, 2012 shall become final; that the Court of Appeal’s remittitur is promptly issued; that the existing judgment of the California

Superior Court is vacated consistent with the remittitur; and that the Parties thereafter promptly file a dismissal with prejudice in the California Superior Court in a form and content satisfactory to Boeing. If any Party to this agreement determines that, in order to effectuate the dismissal of all claims, it is necessary that the trial court formally enter an amended judgment consistent with the decision of the Court of Appeal, the parties shall promptly file a joint request to that effect with the trial court. With the exception of the actions described above to secure dismissal of the Action with prejudice, the parties expressly agree that they shall not pursue any further legal action in this matter. Specifically, in the event any court, including the California Supreme Court, conducts any additional proceedings, or renders any order or judgment, inconsistent with the parties’ intent as reflected in paragraphs 1 and 2, the parties agree that they shall not participate or appear in any way in such proceedings, except as provided in paragraph 3.

3.	From and after the date of this Agreement, the ICO Parties shall cease the pursuit of any claims arising from or based upon any one or more of the allegations that were made or could have been made in the Action, and shall, as reasonably requested by the Boeing Parties, sign and file such additional documents with the California Supreme Court, the California Court of Appeal or the California Superior Court as deemed necessary or appropriate by the Boeing Parties to dismiss the Action with prejudice and reflect the full and final settlement of the Action. In accordance with the requirement above, in the event that the California Supreme Court were to grant ICO’s Petition for Review (contrary to the express request and intent of the parties), the ICO Parties shall promptly file a brief with the court, (1) stating that ICO will not participate in, or accept any benefit from, any further proceedings in this matter; (2) requesting that the court promptly dismiss the matter because all claims involved in the Action have been released and there no longer exists any dispute between the parties; and (3) making any other statements that the Boeing Parties deem necessary or appropriate to secure the dismissal of the matter. The date of such filing with the California Supreme Court shall be the “ICO Dismissal Filing Date.”

4.	Notwithstanding the Court of Appeal’s award of costs to the Boeing Parties, the Parties agree that they shall each bear their own costs, attorneys’ fees and expenses incurred in connection with the Action, and no Party shall file or pursue any cost bill, request for costs, or award of costs in the Action; provided that this paragraph shall have no force or effect until the earlier of (i) the date the California Court of Appeal issues its remittitur for the April 13, 2012 decision (the “Remittitur Date”) or (ii) the ICO Dismissal Filing Date.

5.	On or before the 10th day after the earlier of (i) the Remittitur Date or (ii) the ICO Dismissal Filing Date, the Boeing Parties shall pay ICO Operations the sum of $10,000,000 by wire transfer pursuant to instructions to be provided in writing by counsel for ICO Operations.

6.	The ICO Parties, on their own behalf and on behalf of their current and former parents (including Pendrell), members, affiliates, direct and indirect subsidiaries, officers, directors, trustees, employees, agents, consultants, attorneys, insurers, successors, predecessors, assigns, and the officers, directors, and employees of its current and former parents, and direct and indirect subsidiaries (the “ICO Release Parties”), hereby fully release and discharge the Boeing Parties and their current and former parents, members, affiliates, direct and indirect subsidiaries, officers, directors, trustees, employees, agents, consultants, attorneys, insurers, successors, predecessors, assigns, and the officers, directors, and employees of its current and former parents, and direct and indirect subsidiaries (the “Boeing Release Parties”) from any and all claims, demands, rights, damages, liabilities, actions, causes of action or suits at law or in equity of whatever kind, direct or derivative, or for indemnity or contribution, fixed or contingent, liquidated or unliquidated, state or federal, known or unknown, based on, or arising from or relating to, directly or indirectly, the Action, the facts giving rise to the Action, or allegations asserted or that could have been asserted in the Action, whether known or unknown (collectively, “Claims”). For the avoidance of doubt, the ICO Parties have not and may not assign or transfer any Claims to any other entity, either prior to, in conjunction with, or following the execution of this Agreement.

7.	Eagle River, on their own behalf and on behalf of their current and former parents, members, affiliates, direct and indirect subsidiaries, officers, directors, trustees, employees, agents, consultants, attorneys, insurers, successors, predecessors, assigns, and the officers, directors, and employees of its current and former parents, and direct and indirect subsidiaries (the “Eagle River Release Parties”), hereby fully release and discharge the Boeing Release Parties from any and all Claims.

8.	Effective on the earlier of (i) the Remittitur Date or (ii) the ICO Dismissal Filing Date, the Boeing Release Parties hereby fully release and discharge the ICO Release Parties and the Eagle River Release Parties from any and all Claims.

9.	Except for the obligations of the Parties created pursuant to this Agreement or expressly reserved hereby, the releases contained herein shall include the relinquishment of any and all rights and benefits that would otherwise be preserved by Section 1542 of the Civil Code of the State of California and any other similar provisions of law or principle of equity in any jurisdiction pertaining to the matters released herein. Such Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In connection with such waiver and relinquishment, the Parties hereto, and each of them, acknowledge they are aware that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which they now know or believe to be true, with respect to the matters released herein. Nevertheless, it is the intention of each of the Parties, through this Agreement and with the advice of counsel, fully, finally, and forever to settle and release all such matters, and all claims relative thereto, which do now exist, may exist, or heretofore have existed. In furtherance of such intention, the releases herein shall be and remain in effect as full and complete releases of such matters notwithstanding the discovery or existence of any such additional or different claims or facts relative thereto.

10.	Except as expressly permitted herein, no Party shall institute or participate in litigation or assert claims against any person or entity released by them under this Agreement, with respect to any matters released herein, nor shall they assert any defenses based on such claims. Any Party’s commencement of an action or assertion of a defense contrary to this Agreement shall constitute a breach thereof, and a cause of action shall be deemed to have accrued thereon immediately upon such breach, and with respect to any such action or defense asserted contrary to this Agreement, this Agreement may be asserted both as a defense and as a counterclaim or cross-claim.

11.	The Parties agree that they may disclose publicly (1) that the dispute has been settled, (2) that ICO Operations has withdrawn its Petition for Review, (3) that Boeing is making a $10 million payment in connection with the settlement, (4) that the Boeing Parties and ICO Parties are waiving and releasing any claim to court costs, and (5) that the Parties will pursue no further legal action in this matter. All other details of the settlement are confidential, except as required to be disclosed by law.

12.	Other than as set forth in paragraph 11, none of the Parties will make any other public statement about this Agreement nor will they directly or indirectly disclose to any third party (other than the Boeing Release Parties, the ICO Release Parties, and the Eagle River Release Parties) any of the contents of this Agreement without the prior written consent of the other Parties. Notwithstanding the foregoing, any Party may disclose this Agreement as well as documentation and/or information sufficient to show the Party’s actual or asserted costs, expenses or damages to its attorneys, accountants, insurers, and/or financial advisors or upon receipt of a validly issued subpoena, request or demand from a governmental or regulatory agency. Nothing in this provision or elsewhere in this Agreement shall prevent the Parties and/or their attorneys from communicating the contents of this Agreement or any other matter to the Internal Revenue Service, the Department of Justice, or any other government or law enforcement agency, whether such communication is initiated by the Parties and/or their attorneys or is made in response to a request, subpoena, or demand from such entity; in accordance with this provision, it is understood that Pendrell may file this agreement with the U.S. Securities & Exchange Commission as an Exhibit to quarterly or annual filings required by law. This paragraph will not prevent any Party from responding to any request, order, summons, subpoena or other directive from any local, state, or federal regulatory, administrative, judicial, executive, or legislative agency or authority. This paragraph will not preclude any Party from informing any third party of the existence of this Agreement or of the releases set forth herein nor from stating that the Party is pleased that the Agreement was reached.

13.	Notices under this Agreement shall be provided as follows:

For ICO Parties, notice to: ICO Global Communications (Operations) Ltd c/o Pendrell Corporation Attention: General Counsel 2300 Carillon Point Kirkland, Washington 98033	For Boeing Parties, notice to: Michael G. Joerger Chief Counsel, BDS, Litigation & Labor/Employment The Boeing Company 2201 Seal Beach Blvd. MC 110-SB37 Seal Beach, CA 90740-1515

For Eagle River, notice to: Eagle River Investments, LLC Attention: Amit Mehta 3410 Carillon Point Kirkland, Washington 98033

14.	This Agreement has been negotiated by the Parties at arms’ length, and the ICO Parties, Eagle River, and the Boeing Parties were adequately represented by competent counsel. No Party shall be deemed the “drafter” of the Agreement, and no provision of this Agreement shall be applied or interpreted by reference to any rule construing provisions against the drafter.

15.	Nothing in this Agreement shall be construed as an admission of liability or fault by any Party, which liability and fault are expressly denied.

16.	Nothing herein shall prevent the parties from jointly taking any other action(s) in any court of law, or otherwise, to secure the intended dismissal of the Action.

17.	This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, irrespective of any principle of choice of law that would otherwise result in the application of the laws of any other place.

18.	In any action, motion or proceeding arising out of or to enforce this Agreement, including but not limited to a breach as set forth in Paragraph 8 above, the prevailing party shall be awarded all attorneys’ fees, costs and expenses reasonably incurred in connection therewith.

19.	This Agreement constitutes the complete agreement and understanding between any of the Boeing Parties, on the one hand, and any of the ICO Parties and Eagle River, on the other hand, as to the subject matter hereof, supersedes any prior agreement, representation or understanding (whether oral or written) as to the subject matter hereof, and may be amended or terminated only by a writing signed by the parties to be bound thereby or their authorized counsel. This Agreement is executed without reliance upon any representations by any person or entity concerning the nature, cause or extent of injuries, or legal liability therefore, or any other representations of any type or nature except as set forth herein. No contrary or supplementary oral agreement shall be admissible in a court to contradict, alter, supplement, or otherwise change the meaning of this Agreement.

20.	Each of the undersigned signatories represents to the Parties (other than Parties identified as represented by that signatory) that: (i) he or she, as the case may be, is authorized to execute and deliver this Agreement on behalf of any Party he or she purports to represent, and its subsidiaries and its affiliates, and (ii) all claims waived or released pursuant to this Agreement by that Party have not been assigned or otherwise transferred and that the releases contained herein are binding on that Party, its successors, assigns, and any other persons of entities claiming by, through or under that Party.

21.	This Agreement may be executed in any number of counterparts each of which, when executed and delivered (including by fax and/or pdf), shall be deemed an original and all of which together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties have hereunder executed this Agreement effective as of the date above written:

Grant M. Dixton, Vice President & Assistant General Counsel, Boeing Defense, Space & Security, for The Boeing Company	Benjamin G. Wolff, Director for ICO Global Communications (Operations) Limited

Dennis Beeson, Contracts Manager, for Boeing Satellite Systems International, Inc.	Robert Jaffe, General Counsel for Pendrell Corporation

Amit Mehta, Vice President for Eagle River Investments, LLC

7